Exhibit 99.1

FDCTech, Inc. Announces Intention to Apply for Uplisting to a Senior Exchange

The Company believes uplisting to a senior exchange will enhance liquidity, expand our investor base, and provide greater access to capital markets

Irvine, CA: February 12, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven company specializing in acquiring and integrating small—to mid-size legacy financial services firms, proudly announces that that it has engaged Lucosky Brookman LLP to assist the Company in exploring an uplisting to a senior national securities exchange such as the Nasdaq Capital Market or the New York Stock Exchange (NYSE).

The Company’s engagement of Lucosky Brookman marks a significant step toward enhancing shareholder value and increasing market visibility. As part of this process, FDCTech intends to submit an application for uplisting and work toward meeting the stringent regulatory and financial requirements necessary for listing on a senior exchange.

However, there is no assurance that the Company will ultimately meet the listing requirements or that the uplisting application will be approved. Currently, FDCTech does not meet the necessary financial and regulatory criteria for uplisting, and there is no guarantee that it will do so in the future.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618